UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

Commission File Number  000-29928

PACIFIC NORTH WEST CAPITAL CORP.
(Exact name of registrant as specified in its charter)

650-555 West 12thAvenue, City Square, West Tower,
Vancouver, British Columbia, V5Z 3X7 Canada
(604) 685-1870
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Shares, No Par Value
 (Title of each class of securities covered by this Form)

None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) [X]
Rule 12g-4(a)(2) [ ]
Rule 12h-3(b)(1)(i) [ ]
Rule 12h-3(b)(1)(ii) [ ]
Rule 15d-6 [ ]

           Approximate number of holders of record as of the certification or notice date: 121

           Pursuant to the requirements of the Securities Exchange Act of 1934, Pacific North West Capital Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 16, 2014	By: “Harry Barr”
Harry Barr, Chief Executive Officer